EXHIBIT 11
                 Statement re: Computation of Per Share Earnings
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                                                               Three Months Ended           Three Months Ended
                                                                  March 31, 1999               March 31, 1998
                                                               ------------------           --------------------
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Basic Net Income(Loss) per Common Share:
Numerator:
     Net income(loss) for the period                           $        (345,618)                      (389,186)
     Series A Preferred Stock Dividends                                  (75,000)                       (75,000)
                                                               ------------------           --------------------
     Net income(loss) attributable to common shares            $        (420,618)                      (464,186)
                                                               ==================           ====================
Denominator:
     Actual common shares outstanding:
          Beginning of period                                          1,943,935                      1,897,780
          End of period                                                1,963,935                      1,897,780
          Weighted average for the period
            (Based on the actual time which the
             incremental shares, if any, were outstanding)             1,944,602                      1,897,780
                                                               ==================           ====================

Basic net income(loss) per common share                        $           (0.22)                         (0.24)
                                                               ==================           ====================


Diluted Net Income(Loss) per Common Share:
Numerator:
       Net income(loss) attributable to common shares$                  (420,618)                      (464,186)
                                                               ==================           ====================
Denominator:
     Weighted average common shares outstanding                        1,944,602                      1,897,780
     Effect of common share equivalents resulting from
       "in-the-money" stock options outstanding
       during the period                                                  -     *                        -     *
     Additional shares from assumed conversion
        of convertible debentures                                         -     *                        -     *
     Additional shares from assumed conversion
        of Series A preferred stock                                       -     *                        -     *
                                                               ------------------           --------------------
     Weighted average number of common and
       common equivalent shares used to calculate
       diluted net income(loss)  per common share                      1,944,602                      1,897,780
                                                               ==================           ====================

Diluted net income(loss) per common share                      $           (0.22)                         (0.24)
                                                               ------------------           --------------------

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          * Note: The assumed  conversion of the convertible  debentures and the
          Series A preferred stock and the effect of "in-the-money" stock options were excluded from the 1999 and 1998 computation of diluted net income(loss) per share because the effects would be antidilutive.